Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and entered into as of the date below, by and between The Fashion House, Inc. (the “EMPLOYER”) and John Hanna (The “EMPLOYEE”). The EMPLOYER hereby employs EMPLOYEE and EMPLOYEE hereby accepts employment upon the terms and conditions set forth below.
1.	EMPLOYEE shall be employed by EMPLOYER in the position of President/CEO. Employee’s title, salary, benefits, job duties, location where duties shall be performed, and assigned territories shall be assigned in the sole and absolute discretion of the EMPLOYER.
2.	EMPLOYEE warrants and agrees that he has the skill, aptitude and ability to perform the services for which he is being employed, and that he will adhere to the standards of performance for the fulfillment of those duties, which the EMPLOYER shall in its sole and absolute discretion from time to time prescribe.
3.	EMPLOYEE hereby agrees that he will devote all of his time and attention and give his best effort and skill exclusively to the business and interests of the EMPLOYER, and that he will perform such services, as may from time to time be assigned to him, and shall do his utmost to further enhance and develop the best interests and welfare of the EMPLOYER in all respects.
3.1	EMPLOYEE represents that EMPLOYEE’s performance of all the terms of this Agreement and as an EMPLOYEE of the EMPLOYER does not and will not, to the best of EMPLOYEE’s present knowledge and belief, breach and agreement or duty to keep EMPLOYEE’s prior employer’s information in confidence or in trust. EMPLOYEE has not entered into, and agrees not to enter into, an agreement either written or oral in conflict herewith. All prior agreements under which EMPLOYEE has ongoing confidentiality obligations are listed in Exhibit A and a copy of each of such agreements is attached hereto. If there are no agreements listed in Exhibit A, EMPLOYEE represents that EMPLOYEE is under no obligations of confidentiality to other at the time of signing this Agreement.
4.	EMPLOYEE acknowledges that there is no agreement, express or implied, between EMPLOYEE and EMPLOYER for term of employment of 4 years commencing January 1, 2004 until December 31, 2008
5.	EMPLOYER agrees to pay the EMPLOYEE an annual salary of $180,000.00 plus 1% total override of gross sales and to provide, in its sole and absolute discretion, benefits which may include the following: Health and Life Insurance, Vacation, Sick Leave, Reimbursement of Expenses. Separate written descriptions of these benefits may be provided from time to time and the EMPLOYER reserves, in its sole and absolute discretion, the right to modify these benefits in whole or in part at any time.
6.	EMPLOYEE agrees that he will give full attention and fully comply with the rules and procedures as may be from time to time promulgated in its sole and absolute discretion.
7.	EMPLOYEE acknowledges and agrees that he will receive confidential and proprietary information of the EMPLOYER and that, whether in the employment of the EMPLOYER or not, he will not communicate or divulge or assist in the application or use for the benefit of, any other person, partnership, corporation, association, or other entity, any of the aforesaid information or the trade secrets used by the EMPLOYER in connection with its business and that may be communicated to EMPLOYEE while EMPLOYEE is employed by EMPLOYER. Confidential and proprietary information is any information relating to the operation of the business of EMPLOYER, including but not limited to the following:
(a)	Names, usages, specifications, or requirements of past, present and prospective customers of the EMPLOYER;

(b)	Names of persons, partnerships, corporations, associations, or other entities who have heretofore traded or dealt with the EMPLOYER or data pertaining to such dealings; or

(c)	Processes or methods by which, or manners in which the EMPLOYER leases, rents, sells, or otherwise alienates, or finances, or promotes its products and obtains customers therefore.
7.1	Upon termination, EMPLOYEE will surrender to the EMPLOYER any and all documents, lists and records, or other writings or personal property relating to the business of the EMPLOYER in any manner obtained during the term of the employment, including, but not limited to, appointment books, diaries, calendars, or any writing EMPLOYEE has created or received that relate to his employment and any and all copies of such writings.
8.	By reason of employment, EMPLOYEE acknowledges and agrees that he has received the value and advantage of special training and skills, and the expert knowledge and experience of and contacts with customers of the EMPLOYER and other company employees who are engaged in the business of EMPLOYER, and that the EMPLOYER uses certain trade secrets, secret methods of sales and cost analysis and had made certain secret development used in the products manufactured for use in the EMPLOYER business and ideas which will necessarily be communicated and made accessible to EMPLOYEE by reason of his employment and which EMPLOYER desires to protect and preserve as secrets for its own use, and that in the course of employment, EMPLOYEE has been assigned to duties that may give him knowledge of confidential and proprietary information which relates to the conduct and details of the EMPLOYER’s business and which will result in irremediable injury to the EMPLOYER which could not be adequately compensated by money damages if EMPLOYEE should enter into the employment of a rival or competitive concern, or should enter into the business of EMPLOYER during the term of this Agreement, or should misuse for other than legitimate employer business purpose of any of the above-referenced confidential information. EMPLOYEE agrees that this covenant not to compete prohibits, but is not limited to, the solicitation, diversion or taking away of any customers of the EMPLOYER or EMPLOYER business, at any time, directly or indirectly, for the benefit of the EMPLOYEE, or on behalf of any other person, partnership, corporation, association or other entity.
9.	If EMPLOYEE should violate any of the provisions of Paragraphs 7 and 8 of this Agreement, the EMPLOYER shall be entitled to a restraining order and/or injunction to be issued by any court of competent jurisdiction enjoining and restraining the EMPLOYEE and each and every person, partnership, corporation, association or other entity concerned therein, from continuance of such violations, in addition to any other rights and remedies the EMPLOYER may have.
(a)	The parties believe that these restrictions are reasonable and justified by the unique characteristics of the EMPLOYER’s business and the information conveyed to EMPLOYEE. In the event that a court of competent jurisdiction determines that the restrictions as currently established are not enforceable, then the parties consent to invest the court with the authority to modify or “blue pencil” the restrictions in a fashion which is reasonable in the jurisdiction in question under the circumstances.
10.	In the event of termination of employment for any reason whatsoever, EMPLOYEE shall guarantee the EMPLOYEE one year basic salary plus bonuses and compensation.
11.	The delay or failure of the EMPLOYER to insist upon the EMPLOYEE’s punctual performance of any of the provisions of this Agreement, or the failure of the EMPLOYER to exercise any right or remedy available to the EMPLOYER under this Agreement, shall not constitute in any manner a waiver by EMPLOYER of any subsequent default or breach by EMPLOYEE.
12.	In the event that one or more of the paragraphs contained herein are held to be invalid by a court of competent jurisdiction, the remainder of the contract will continue in full force and effect.
13.	The parties warrant and agree that the terms of this Agreement were the subject to negotiations between them.
14.	EMPLOYEE acknowledges that he has read this Agreement and has had full opportunity to seek independent legal advice before signing it.

Date:
EMPLOYEE